EXHIBIT 4.3

              1997 DIRECTORS STOCK COMPENSATION
                       PLAN AND POLICY

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                   STERLING FINANCIAL CORPORATION

           1997 DIRECTOR STOCK COMPENSATION PLAN AND POLICY


     WHEREAS, Sterling Financial Corporation ("Company") desires to promote in its Directors, and the Directors of each of its subsidiaries, the strongest interest in the successful operation of the Company's business and the fulfillment of their fiduciary duties;

     WHEREAS, the Company desires to provide a vehicle to adequately compensate Directors and to enhance accomplishment of the Company's objectives;

     WHEREAS, the Board of Directors believes that a Director
Compensation Plan and Policy that includes elements of equity based and cash based compensation is in the best interests of the Company and its respective constituencies;

     WHEREAS, the components of this 1997 Director Stock
Compensation Plan and Policy (the "Plan") were approved and adopted by the Board of Directors of the Company at a duly called and convened meeting held on April 29, 1997;

     NOW, THEREFORE, in consideration for the premises and of the covenants herein contained, it is hereby agreed by the Company as follows:


     1. Term. The Plan shall be deemed effective as of May 27, 1997, and shall continue in effect until all shares of common stock issuable under the Plan have been issued or the Board of Directors, in its sole discretion, has amended or terminated the Plan.

     2. Stock. The shares of common stock that may be issued under the Plan shall not exceed, in the aggregate, Twenty Four Thousand (24,000) shares of the Company's common stock, par value $5.00 per share ("Stock"). In addition, the aggregate amount of Stock issuable under the Plan shall be adjusted pursuant to paragraph 4, hereof. Such shares of Stock may be authorized and unissued shares of Stock, authorized shares of Stock issued by the Company and subsequently reacquired by it as treasury stock, or shares of Stock purchased in the open market. Under no circumstances shall any fractional shares of Stock be issued under the Plan.

     3.   Eligibility and Participation.  All Directors of the
Company, and each subsidiary thereof, who are not employees of the Company, or of a subsidiary of the Company, shall participate in the Plan.

     4. Adjustments. In the event of any change in the number of issued and outstanding shares of Stock that results from a stock split, reverse stock split, payment of a stock dividend or any other change in the capital structure of the Company, the maximum number of shares of Stock issuable under the Plan shall be proportionately adjusted.

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     5.   Awards.  On July 1 of each year, each Director who
participates in the Plan, shall be entitled to receive 200 shares of the Company's Stock, which award may be amended by resolution of the Board of Directors on an annual basis.

     6. Value of Shares Granted. The shares of Stock granted under this Plan shall be valued at the fair market value of the Company's common stock, as of the date of award.

     7. Shares. All shares of Stock received under this Plan shall be "Restricted Stock," held by an affiliate under the Securities Act of 1933, as amended (the "33 Act") subject to the limitations thereof, unless such shares of Stock shall have been duly registered under the 33 Act. In addition, if at any time the award of Stock under this Plan may, in the opinion of Counsel to the Company, create liability for the Company or the recipient under the Securities Exchange Act of 1934, as amended, or the Internal Revenue Code of 1986, as amended, then the award of such shares of Stock may be suspended by the Company until such time as liability for the award thereof shall lapse or expire.

     8. Termination and Amendment. This Plan may be terminated or amended, at any time, by a majority vote of all of the members of the Board of Directors at any regular or special meeting duly called and convened.

     9. Governing Law. All questions pertaining to the construction, validity and effect of the provisions of the Plan and the rights of all persons hereunder shall be governed by the laws of the Commonwealth of Pennsylvania.

     10. Rules of Construction. Headings are given to the sections of the Plan solely as a convenience to facilitate reference.


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